June 5, 2018
Mark Irion
[Address Redacted]
Dear Mark:
I am very pleased to confirm our offer of employment for the position of Chief Financial Officer of Herc Rentals (“Herc” or the “Company”). This position will report directly to Larry Silber, Chief Executive Officer of Herc and will be based out of our Bonita Springs, FL location. Your start date is expected to be on or about June 11, 2018.
Your base salary, paid on a bi-weekly basis, will be $17,307.70, which equates to an annualized salary of $450,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non-Competition Agreement (the “Non-Competition Agreement”).
You are eligible to participate in the Herc Executive Incentive Compensation Plan for 2018, which provides for a target payment of 75% of your eligible earnings. Your participation for 2018 will be pro-rated based on length of service during the performance period. Actual payout is contingent upon the Company’s financial performance, your performance and your start date. Herc retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.
In consideration of amounts that you will forfeit in connection with the Severance Agreement between you and United Rentals, Inc. (“URI”) you will receive a one-time equity award equaling $1,000,000, granted in the form of Restricted Stock Units (RSUs). This award will be granted at the fair market value on the grant date (the date your employment commences) and will vest ratably over a three-year period assuming continued employment. You will also be eligible for an annual equity grant in 2018 and beyond. Your target annual equity grant will be $700,000, awarded in the same form as other executives.
Equity grants are subject to approval by the Compensation Committee Board of Directors. Generally, awards are based upon or denominated as a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance Stock Units, and/or stock options and are subject to the Committee’s sole and exclusive discretion.
You will be eligible for vehicle privileges in this role. This privilege provides for the use of a company vehicle for personal and professional use. The service vehicle use policy will be reviewed with you upon commencement of your employment. You will also be eligible for 20 days (4 weeks) of vacation per year.

In exchange for you waiving your relocation benefit, the company will pay you a taxable bonus of $40,000, as soon as administratively practical after your employment commences. Additionally, the Company will provide to you reimbursement of up to 60 hotel nights (or other agreed upon temporary accommodations) to assist with your transition to the Bonita Springs area.
Herc provides you the opportunity to participate in a comprehensive employee benefits program. On the first day of the month following your sixty days of employment, you are eligible to enroll in the Herc Custom Benefit Program.
This benefits program offers you numerous coverage options for:

◆	Medical	◆	Accidental Death and Dismemberment
◆	Dental	◆	Long Term Disability
◆	Vision	◆	Dependent Care Flexible Spending Account
◆	Life Insurance	◆	Health Care Flexible Spending Account
◆	Dependent Life Insurance

Additionally, you will be eligible for the Herc Income Savings Plan (401k) after you complete 90 days of employment. Herc matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. You are always 100% vested in Company matching contributions, your own contributions, and any related investment earnings.
In addition, the Company will reimburse your reasonable attorneys’ fees incurred by you in the negotiation and preparation of this Offer and the Employee Confidentiality, Non-solicitation and Non-Competition Agreement, in an amount not to exceed $10,000.
It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the Non-Competition Agreement. It is also a fundamental term and condition of your employment that:
(i) You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.
(ii) You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer. This offer is contingent on URI providing written assurance that your employment with the Company will not constitute a breach by you of any agreement, duty or other obligation that you have with URI.
(iii) You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv) During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing so).
(v) During your employment with the Company you may only serve on one outside Board without the written consent of the Company.
(vi) You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, suppliers, supplier contacts, contracts, terms and conditions, bidding information, business strategies, pricing information and the Company’s policies and procedures.
(vii) You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company and will be returned to the Company upon the end of your employment with the Company.
(viii) You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determines that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of this Agreement, and you will also be liable for any other damages or relief permitted by law.
(ix) You agree that any disputes over the above terms shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to conflict of laws principles thereof. Any action initiated by either party shall be brought in either the Circuit Court of the Twentieth Judicial Circuit, Lee County, Florida or in the United States District Court for the Middle District of Florida. The terms of this agreement may be enforced by the Company or its successors or assigns.
The foregoing terms and conditions and representations and warranties will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the foregoing terms and conditions or should the foregoing representations and warranties be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the foregoing representations and warranties.
At times during your employment and thereafter during which you may be subject to liability for your acts and omissions occurring within the course and scope of your employment, you will be indemnified and held harmless (including advances of attorney’s fees and expenses), in a manner consistent with other similarly situated executives, and consistent with the Company’s Certificate of Incorporation and By-Laws. The Company will indemnify you, provide D & O coverage, and advance attorney’s fees and expenses on the same basis as the Company provides such protections to its senior officers.
In the event your position with Herc is eliminated or your employment is terminated for any reason other than for Cause (as defined below) or your employment is terminated by you for Good Reason (as defined below), then you will receive a severance payment equal to one times your annual base salary and target bonus, a prorated cash bonus for the year of termination, and professional outplacement with a value not to exceed $25,000. Payment of any such severance shall be contingent upon the execution of a General Release including non-competition and non-disclosure provisions, which shall be consistent with the Non-Competition Agreement attached hereto.

In addition, if your employment is involuntarily terminated for any reason other than Cause or terminated by you for Good Reason, a portion of each outstanding equity grant will vest proportional to the number of completed months of service since each grant was made divided by the total number of months in the vesting period for each grant. If a Change in Control occurs and your employment is involuntarily terminated for any reason other than Cause or terminated by you for Good Reason, in each case within 12 months of the event, each outstanding equity grant will vest fully.
For purposes of this letter, “Cause” means your: (i) willful and continued failure to perform substantially your material duties with Herc (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance specifying the manner in which you have not performed such duties is delivered by the Chief Executive Officer of Herc to you, (ii) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of Herc or any of its subsidiaries, (iv) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of Herc, impairs your job performance, (v) material violation of any Herc policy that results in material harm to Herc or any of its subsidiaries or (vi) conviction of a felony or of any crime (whether or not a felony) involving moral turpitude.
For the purposes of this letter, "Good Reason" means, without your written consent: (i) Herc’s material breach of this letter; (ii) Your position has been changed so that you are no longer serving as Chief Financial Officer; (iii) You are subjected to a material diminution in duties, reporting requirements or responsibilities, or you are required to perform duties inconsistent with your position as Chief Financial Officer; (iv) Your primary work location is moved more than 50 miles from its location as of your start date within 3 years of your start date; provided that, you may only terminate your employment for Good Reason if: (a) you provide written notice to the Company of the existence of any condition included in the definition of Good Reason on or before the sixtieth (60th) day following the later of the initial existence of the condition or your first knowledge of such condition, (b) the Company fails to remedy the condition on or before the thirtieth (30th) day after receiving such notice, and (c) your “separation from service” (as defined in Treas. Reg. § 1.409A-(h)(1)) due to your resignation occurs on or after the end of the thirty (30) day period following the period described in clause (b).
Internal Revenue Code Section 409A - It is intended that this letter will comply with Internal Revenue Code Section 409A and any regulations and guidelines issued thereunder (collectively “Section 409A”) to the extent this letter is subject thereto. This letter shall be interpreted on a basis consistent with such intent. If any payments or benefits provided to you by the Company per this letter are non-qualified deferred compensation subject to, and not exempt from, Section 409A (“Subject Payments”), the following provisions shall apply to such payments and/or benefits:
(A)    For payments and benefits triggered by termination of employment, reference to your “termination of employment” (and corollary terms) shall be construed to refer to “separation from service” from the Company (with such phrase determined under Treas. Reg. Section 1.409A-1(h)).
(B)    If you are deemed on the date of your “separation from service” to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Code Section 409A(a)(2)(B) the (“Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” and (ii) the date of your death. Any payments other than the Delayed Payments shall be paid in accordance with normal payment dates specified herein.
(C)    If the sixty day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”) and if there are any Subject Payments due you that are: (i) conditioned on your signing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-day Period that falls within the second year.
(D)    Lump-sum severance payments shall be made, and installment severance payments initiated, within sixty days following your “separation from service”.
(E)    Notwithstanding any other provision of this letter to the contrary, in no event shall any Subject Payment be subject to offset by any other amount unless otherwise permitted by Section 409A.
Per Herc’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Herc is at will, and either you or the Company may terminate employment at any time, with or without cause.
In addition, by signing this letter, you acknowledge that this letter and the attached Confidentiality Agreement and Non-Competition Agreement sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral. The parties acknowledge that, to the extent more favorable than the terms of an equity award, the equity vesting provisions of this letter shall govern any equity award granted to you.
Mark, we are very excited you are considering joining Herc and look forward to the opportunity to work with you.
Very truly yours,
/s/ CHRISTIAN CUNNINGHAM
Christian Cunningham
Senior VP, Chief Human Resources Officer

ACCEPTANCE

I, Mark Irion, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement.

/s/ MARK IRION	6/22/18
Mark Irion	Date:

cc:     L. Silber
C. Cunningham